Exhibits 5.1 and 23.1



               [WILLIAMS, MULLEN, CHRISTIAN & DOBBINS LETTERHEAD]



                                February 12, 1998



Board of Directors
Lawyers Title Corporation
6630 West Broad Street
Richmond, Virginia  23230

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-3 (the "Registration Statement") that is about to be filed by Lawyers Title Corporation (the "Company") with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of (i) 2,200,000 shares of the Company's 7% Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Shares"), and (ii) 4,824,561 shares of the Company's Common Stock, without par value, and associated Preferred Share Purchase Rights (the "Common Shares" and, collectively with the Series B Preferred Shares, the "Shares"), which Shares are to be offered and sold from time to time by the "Selling Shareholder" named in the Registration Statement or by its affiliates upon transfer of the Shares by the Selling Shareholder as described in the Registration Statement.

         The Series B Preferred Shares are to be acquired by the Selling Shareholder upon the consummation of a Stock Purchase Agreement by and among the Company, Lawyers Title Insurance Corporation, the Selling Shareholder, and Reliance Group Holdings, Inc., dated as of August 20, 1997, as amended and restated by an Amended and Restated Stock Purchase Agreement by and among such parties, dated as of December 11, 1997 (the "Stock Purchase Agreement"), pursuant to which the Company will acquire from the Selling Shareholder all of the issued and outstanding shares of the capital stock of Commonwealth Land Title Insurance Company and Transnation Title Insurance Company. The Common Shares may be acquired by the Selling Shareholder upon conversion of the Series B Preferred Shares.

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

         Based  on  the   foregoing,   and  subject  to  the   limitations   and
qualifications set forth herein, it is our opinion that the aforementioned Series B Preferred Shares, upon issuance to the Selling

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Shareholder  and payment  therefor  pursuant to the terms and  conditions of the
Stock Purchase Agreement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia, and that the aforementioned Common Shares, upon issuance pursuant to the conversion of the Series B Preferred Shares in accordance with the terms and conditions thereof, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

         The opinion expressed herein is limited in all respects to the application of the laws of the Commonwealth of Virginia. Our opinion is expressed as of the date hereof and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Williams, Mullen, Christian & Dobbins